Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-200998) filed December 17, 2014 and the Registration Statement (Form S-8 No. 333-209938) filed March 4, 2016, in each case, pertaining to the On Deck Capital, Inc. 2014 Equity Incentive Plan, On Deck Capital, Inc. 2014 Employee Stock Purchase Plan and the On Deck Capital, Inc. 2007 Stock Incentive Plan of our report dated March 2, 2017, with respect to the consolidated financial statements of On Deck Capital, Inc. and subsidiaries, appearing in this Annual Report (Form 10-K) of On Deck Capital, Inc. for the year ended December 31, 2016.
/s/ Ernst & Young LLP
New York, New York
March 2, 2017